Contact:
At the Company:                              At the Financial Relations Board:
Philip B. Barr                               212-661-8030
Chief Financial Officer                      Analyst Information:  John McNamara
Investor Relations                           Media Information:    Alan Goldsand
401-233-0333                                 General Information:  Jeff Bogart


FOR IMMEDIATE RELEASE


                BACOU USA ANNOUNCES SLOW FIRST QUARTER 1999 SALES


SMITHFIELD, R.I., March 12, 1999--Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that it is experiencing weaker than expected sales results in the first quarter ending March 31, 1999. Although approximately three weeks remain for additional sales to be recorded in the quarter, Bacou USA expects that the weakness in its first quarter sales will cause its earnings per share for the first quarter to be somewhat less than the $0.36 reported for the first quarter of 1998 prior to non-recurring items, however, substantially above the actual reported results for that period of $0.15 after non-recurring items. Bacou USA expects to announce its earnings for the current quarter during the third week of April, 1999.

         The company attributed the slower than expected rate of sales to the following three factors: lower sales for the company's market-leading astrospec 3000 protective eyewear products because they are not included in this year's first quarter promotion program; lower sales of hearing protection products due to a change in the structure of promotional programs that emphasizes annual rather than quarterly growth incentives; and generally less robust demand within the marketplace due to high inventory levels at distributors.

         "Although sales have been disappointing in January and February for some product lines, we remain cautiously optimistic about 1999", said Walter Stepan, Vice Chairman, President and CEO of Bacou USA. "Sales of our technical safety products have been relatively strong, with growth over first quarter 1998 sales."




                                     -more-

         Bacou USA, Inc. makes and sells leading brands of products that protect the sight, hearing and respiratory systems of workers against occupational hazards, as well as related instrumentation including vision screeners, gas monitors and computerized test benches for respirators. The company's products, marketed under Uvex(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information are available at the company's Website at http://www.bacouusa.com.


         To receive additional information on Bacou USA, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code BAU. For international access, dial 732-544-2850.


                                       ###


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, the ability of the company and its key vendors to successfully respond to Year 2000 issues, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.